Exhibit 4.1

2002 STOCK OPTION PLAN

1.             PURPOSES.

(a)            The purpose of the Plan is to provide a means by which selected Employees and Directors of and Consultants to the Company and its Affiliates may be given an opportunity to benefit from increases in the value of the stock of the Company through the granting of Options, as defined below.

(b)           The Company, by means of the Plan, seeks to retain the services of persons who are now Employees or Directors of or Consultants to the Company or its Affiliates, to secure and retain the services of new Employees, Directors and Consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

(c)           The Plan is intended to be a “broad-based plan” within the meaning of applicable governance and listing standards in effect as of the date of the adoption of the Plan.

2.             DEFINITIONS.

(a)            “Affiliate” means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) respectively, of the Code.

(b)           “Board” means the Board of Directors of the Company.

(c)           “Cause” means (unless otherwise expressly provided in the applicable Option Agreement, or another applicable contract with the Option holder that defines such term for purposes of determining the effect that a “for cause” termination has on the holder’s Options granted under the Plan) that the Company, acting in good faith based upon the information then known to the Company, determines that the Option holder has:  (1) repeatedly failed to perform in a material respect his obligations under any employment agreement with the Company without proper reason and has not cured such failure in a reasonable time after receiving notice from the Company, (2) willfully engaged in illegal conduct or gross misconduct that is materially injurious to the Company, or (3) breached the provisions of any confidentiality agreement or confidentiality provisions of any employment agreement with the Company.

For purposes of this provision, no act or failure to act, on the part of the Option holder, shall be considered “willful” unless it is done, or omitted to be done, by the Option holder in bad faith or without reasonable belief that the Option holder’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the chief executive officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Option holder in good faith and in the best interests of the Company.  No termination of the Option holder for Cause will be effective unless adopted pursuant to a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose, and communicated to the Option holder by written notice that explains the basis on which Cause has been found.

(d)           “Change in Control” means any of the following:

                        (i)    Approval by the stockholders of the Company of the dissolution or liquidation of the Company;

                       (ii)    Approval by the stockholders of the Company of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities that are not subsidiaries or other affiliates, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after the reorganization are, or will be, owned, directly or indirectly, by stockholders of the Company immediately before such reorganization (assuming for purposes of such determination that there is no change in the record ownership of the Company’s securities from the record date for such approval until such reorganization and that such record owners hold no securities of the other parties to such reorganization, but including in such determination any securities of the other parties to such reorganization held by affiliates of the Company);

                                                                      (iii)    Approval by the stockholders of the Company of the sale of substantially all of the Company’s business and/or assets to a person or entity which is not a subsidiary or other affiliate;

                                                                      (iv)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 40% of the combined voting power of the Company’s then outstanding securities entitled to then vote generally in the election of directors of the Company; or

                       (v)    During any period not longer than two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company cease to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation’s stockholders, of each new Board member was approved by a vote of at least three-fourths of the Board members then still in office who were Board members at the beginning of such period (including for these purposes, new members whose election or nomination was so approved.

(e)           “Code” means the Internal Revenue Code of 1986, as amended.

(f)            “Committee” means a Committee appointed by the Board in accordance with subsection 3(c) of the Plan.

(g)           “Company” means Versicor Inc., a Delaware corporation.

(h)           “Consultant” means any person, including an advisor, engaged by the Company or an Affiliate to render consulting services and who is compensated for such services, provided that the term “Consultant” shall not include Directors who are paid only a director’s fee by the Company or who are not compensated by the Company for their services as Directors.

(i)            “Continuous Status as an Employee, Director or Consultant” means that the service of an individual to the Company, whether as an Employee, Director or Consultant, is not interrupted or terminated.  The Board or the chief executive officer of the Company may determine, in that party’s sole discretion, whether Continuous Status as an Employee, Director or Consultant shall be considered interrupted in the case of:  (i) any leave of absence approved by the Board or the chief executive officer of the Company, including sick leave, military leave, or any other personal leave; or (ii) transfers between the Company, Affiliates or their successors.

(j)            “Director” means a member of the Board.

(k)           “Employee” means any person, including officers and Directors, employed by the Company or any Affiliate of the Company.  Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(l)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)          “Fair Market Value” means the last reported sales price on the relevant date of a share of the Company’s common stock as listed in the Western Edition of the Wall Street Journal, or if there are no reported sales on such date, then the last reported sales price on the next preceding day on which such a sale is transacted.

(n)           “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option under Section 422 of the Code.

(o)           “Option” means a stock option granted pursuant to the Plan.  Each Option granted pursuant to the Plan shall be a Nonstatutory Stock Option.

(p)           “Optionee” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(q)           “Plan” means this 2002 Stock Option Plan.

(r)            “Rule 16b–3” means Rule 16b–3 of the Exchange Act or any successor to Rule 16b–3, as in effect with respect to the Company at the time discretion is being exercised regarding the Plan.

(s)           “Securities Act” means the Securities Act of 1933, as amended.

(t)            “Option Agreement” means a written agreement between the Company and the recipient of an Option evidencing the terms and conditions of the particular Option grant.  Each Option Agreement shall be subject to the terms and conditions of the Plan.

3.             ADMINISTRATION.

(a)            The Plan shall be administered by the Board unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

(b)           The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(1)           To determine from time to time which of the persons eligible under the Plan shall be granted Options; when and how each Option will be granted; when and how each Option shall be granted; and the provisions of each Option granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to an Option and the number of shares with respect to which an Option shall be granted to each such person.

(2)           To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration.  The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(3)           To amend the Plan or an Option as provided in Section 11; provided, however, that the Board shall not have the power to reprice any Option once granted, except for adjustments resulting from a stock split, reverse stock split, or similar change to the outstanding capital stock, as provided in Section 10.

(4)           Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan.

(c)           The Board may delegate administration of the Plan to a committee of the Board composed of not fewer than two (2) members (the “Committee”).  If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee of two (2) or more members any of the administrative powers the Committee is authorized to exercise (any references in this Plan to the Board shall thereafter be to the Committee or such a subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.  The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.  Notwithstanding anything in this Section 3 to the contrary, the Board or the Committee may delegate to a committee of one or more members of the Board the authority to grant Options to eligible persons who are not then subject to Section 16 of the Exchange Act.

4.             SHARES SUBJECT TO THE PLAN.

(a)            Subject to the provisions of Section 10 relating to adjustments upon changes in stock, the stock that may be issued pursuant to Options shall not exceed in the aggregate 844,720 shares of the Company’s common stock.  If any Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock not acquired under such Option shall revert to and again become available for issuance under the Plan.

(b)           The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.             ELIGIBILITY.

                Options may be granted only to Employees, Directors and Consultants.

6.             OPTION PROVISIONS.

                Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a)           Term.  No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

(b)           Price.  The exercise price of each Option shall be not less than one hundred percent (100%) of the fair market value of the stock subject to the Option on the date the Option is granted.  For this purpose, “fair market value” shall mean Fair Market Value unless, as to any particular Option granted to a non-U.S. Employee, Director or Consultant, the Board or Committee determines that another definition of fair market value is necessary or advisable in order to qualify the option for favorable tax treatment under applicable foreign law (an alternative definition of fair market value for this purpose could, without limitation, be based on the closing price of the stock underlying the Option on a different day than the day relevant for purposes of determining Fair Market Value, or be based on an average of trading or closing prices of the stock underlying the Option for a particular day or other period of time).  Notwithstanding the foregoing, an Option may be granted with an exercise price lower than the fair market value of the stock subject to the Option if such Option is granted pursuant to an assumption or substitution for another option.

(c)           Consideration.  The purchase price of stock acquired pursuant to an Option shall be paid either in cash or by check at the time the Option is exercised.

(d)           Transferability.  An Option shall only be transferable by the Optionee upon such terms and conditions as are set forth in the Option Agreement for such Option, as the Board or the Committee shall determine in its discretion or pursuant to a domestic relations order.  The person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option.

(e)           Vesting.  The total number of shares of stock subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal).  The Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable (“vest”) with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised.  The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate.  The provisions of this subsection 6(e) are subject to any Option provisions governing the minimum number of shares as to which an Option may be exercised.

(f)            Termination of Employment or Relationship as a Director or Consultant.  In the event an Optionee’s Continuous Status as an Employee, Director or Consultant terminates (other than upon the Optionee’s death or disability), the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise it as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionee’s Continuous Status as an Employee, Director or Consultant (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan.  If, after termination, the Optionee does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

An Optionee’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionee’s Continuous Status as an Employee, Director, or Consultant (other than upon the Optionee’s death or disability) would result in liability under Section 16(b) of the Exchange Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement, or (ii) the tenth (10th) day after the last date on which such exercise would result in such liability under Section 16(b) of the Exchange Act.  Finally, an Optionee’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionee’s Continuous Status as an Employee, Director or Consultant (other than upon the Optionee’s death or disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the first paragraph of this subsection 6(f), or (ii) the expiration of a period of three (3) months after the termination of the Optionee’s Continuous Status as an Employee, Director or Consultant during which the exercise of the Option would not be in violation of such registration requirements.

(g)           Disability of Optionee.  In the event an Optionee’s Continuous Status as an Employee, Director or Consultant terminates as a result of the Optionee’s disability, the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise it as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan.  If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

(h)           Death of Optionee.  In the event of the death of an Optionee during, or within a period specified in the Option Agreement after the termination of, the Optionee’s Continuous Status as an Employee, Director or Consultant, the Option may be exercised (to the extent the Optionee was entitled to exercise the Option as of the date of death) by the Optionee’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionee’s death pursuant to subsection 6(d), but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement.  If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan.  If, after death, the Option is not exercised within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

7.             COVENANTS OF THE COMPANY.

(a)            During the terms of the Options, the Company shall keep available at all times the number of shares of stock required to satisfy such Options.

(b)           The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the Option; provided, however, that this undertaking shall not require the Company to register under the Securities Act either the Plan, any Option or any stock issued or issuable pursuant to any such Option.  If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Options unless and until such authority is obtained.

8.             USE OF PROCEEDS FROM STOCK.

                Proceeds from the sale of stock pursuant to Options shall constitute general funds of the Company.

9.             MISCELLANEOUS.

                (a)           The Board shall have the power to accelerate the time at which an Option may first be exercised or the time during which an Option or any part thereof will vest notwithstanding the provisions in the Option stating the time at which it may first be exercised or the time during which it will vest.

(b)           Neither an Employee, Director or Consultant nor any person to whom an Option is transferred (to the extent such a transfer is otherwise permitted) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such

Option unless and until such person has satisfied all requirements for exercise of the Option pursuant to its terms.

(c)           Nothing in the Plan or any instrument executed or Option granted pursuant thereto shall confer upon any Employee, Director, Consultant or other holder of Options any right to continue in the employ of the Company or any Affiliate (or to continue acting as a Director or Consultant) or shall affect the right of the Company or any Affiliate to terminate the employment of any Employee with or without cause the right of the Company’s Board of Directors and/or the Company’s stockholders to remove any Director as provided in the Company’s By–Laws and the provisions of the Delaware General Corporation Law, or the right to terminate the relationship of any Consultant subject to the terms of such Consultant’s agreement with the Company or Affiliate.

(d)           To the extent provided by the terms of an Option Agreement, the person to whom an Option is granted may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of stock under an Option by any of the following means or by a combination of such means: (1) tendering a cash payment; (2) authorizing the Company to withhold shares from the shares of the common stock otherwise issuable to the participant as, a result of the exercise or acquisition of stock under the Option; or (3) delivering to the Company owned and unencumbered shares of the common stock of the Company.

10.          ADJUSTMENTS UPON CHANGES IN STOCK.

(a)           If any change is made in the stock subject to the Plan, or subject to any Option (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the type(s) and maximum number of securities subject to the Plan pursuant to subsection 4(a) and the outstanding Options will be appropriately adjusted in the type(s) and number of securities and price per share of stock subject to such outstanding Options.  Such adjustments shall be made by the Board or the Committee, the determination of which shall be final, binding and conclusive.  (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company.”)

(b)           In the event of: (1) a dissolution, liquidation or sale of all or substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; or (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; then: (i) any surviving corporation or acquiring corporation shall assume any Options outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 10(b)) for those outstanding under the Plan, or (ii) in the event any surviving corporation or acquiring corporation refuses to assume such Options or to substitute similar stock awards for those outstanding under the Plan, (A) with respect to Options held by persons then performing services as Employees, Directors or Consultants, the vesting of such Options (and, if applicable, the time during which such Options may be exercised) shall be accelerated prior to such event and the Options terminated if not exercised (if applicable) after such acceleration and at or prior to such event, and (B) with respect to any other Options outstanding under the Plan, such Options shall be terminated if not exercised (if applicable) prior to such event.

(c)           Change in Control Vesting.  Unless otherwise provided in the applicable Option Agreement, each Option shall be subject to the special change in control vesting provisions set forth in clause (1) below if the conditions set forth therein are satisfied (notwithstanding any other Continuous Status as an Employee, Director or Consultant vesting provisions herein to the contrary, but subject to any limited exercise period following a termination of such status as may be provided for herein or in the applicable Option Agreement).

                (1)           If an Option holder’s Continuous Status as an Employee, Director or Consultant is terminated by the Company or an Affiliate upon or within one year after a Change in Control, and the termination is not the result of the holder’s death or disability and is not a termination by the Company or an Affiliate for Cause, then, subject to the other provisions of this Section 10, all outstanding Options held by the holder shall be deemed fully vested immediately prior to such termination.

11.          AMENDMENT OF THE PLAN AND OPTIONS.

                (a)           The Board at any time, and from time to time, may amend the Plan.  However, except as provided in Section 10 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent approval is necessary for the Plan to satisfy the requirements of Rule 16b–3 or any Nasdaq or securities exchange listing requirements.

(b)           The Board may in its sole discretion submit any other amendment to the Plan for stockholder approval.

(c)           Rights and obligations under any Option granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the person to whom the Option was granted and (ii) such person consents in writing.

(d)           The Board at any time, and from time to time, may amend the terms of any one or more Option; provided, however, that the rights and obligations under any Option shall not be impaired by any such amendment unless (i) the Company requests the consent of the person to whom the Option was granted and (ii) such person consents in writing; provided further, that the Board shall not have the power to reprice any Option once granted, except for adjustments resulting from a stock split, reverse stock split, or similar change to the outstanding capital stock, as provided in Section 10.

12.          TERMINATION OR SUSPENSION OF THE PLAN.

                (a)           The Board may suspend or terminate the Plan at any time.  Unless sooner terminated, the Plan shall terminate ten (10) years from the date the Plan is adopted by the Board.  No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)           Rights and obligations under any Option granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the written consent of the person to whom the Option was granted.

13.          EFFECTIVE DATE OF PLAN.

                The Plan shall become effective as of the date it is approved by the Board.